EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Avanex Corporation pertaining to the 1998 Stock Plan, as amended, 1999 Employee Stock Purchase Plan and Holographix Inc. 2000 Stock Option Plan, as amended, of our report dated July 25, 2000, with respect to the consolidated financial statements and schedule of Avanex Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 9, 2001